October 4, 2004
Businesswire
1185 Avenue of the Americas, 3rd Floor
New York, NY  10036

FROM: William A. Smith, Jr.   ACCOUNT:   Graham Corporation
      Smith Law Office, P.C.             20 Florence Avenue
      7 State Street                     Batavia, NY  14020
      Pittsford, NY  14534               ATT:  Carole M. Anderson

Please distribute the following press release on your National wire.

Please send us by fax (585-343-1177) copies of Dow Jones, Reuters, and any other wire service reports of this release when you receive them.


QUOTE

FOR GRAHAM CORPORATION

Company Contact:  J. Ronald Hansen
Batavia, New York  14020 - Phone (585) 343-2216

PRESS RELEASE
FOR IMMEDIATE RELEASE:
October 4, 2004

   GRAHAM CORPORATION ANNOUNCES SETTLEMENT OF CONTRACT DISPUTE
   -----------------------------------------------------------
     Batavia, N.Y. (October 4, 2004) -- Graham Corporation (GHM:ASE) announced today that it had reached settlement with a customer in litigation brought by Graham against the customer in April 2004 alleging breach of contract. Pursuant to this settlement Graham Corporation has accepted payment of $1,900,000 in cancellation charges on the contract. Graham has agreed to dismiss its claim and the customer has agreed to dismiss its counterclaim filed in June 2004.

     The settlement is expected to have a positive impact on results for the second quarter of Graham's fiscal year, which ended September 30. However, the Company continues to expect that second quarter operating results will reflect the consequences of a period of low bookings last year.

     Graham designs and builds vacuum and heat transfer equipment for process industries throughout the world. It is a worldwide leader in vacuum technology. The principal markets for Graham's equipment are the chemical, petrochemical, petroleum refining and electric power generating industries, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products, sold either as components or as complete systems, are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food

(including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

UNQUOTE